                                                                       EXHIBIT 5



[THIS OPINION LETTER WILL BE DATED AND SIGNED UPON THE EXECUTION OF THE UNDERWRITING AGREEMENT AND IS SUBJECT TO ANY CHANGES IN THE DOCUMENTS OR THE LAWS CONCERNED, WHICH MAY OCCUR BEFORE SUCH DATE]

                                   ___________________, 1998

Vicon Industries, Inc.
89 Arkay Drive
Hauppauge, New York 11788

Re: Registration Statement on Form S-2

Gentlemen:

          We have acted as counsel to Vicon Industries, Inc., a New York corporation (the "Company"), in connection with (a) the proposed public offering by the Company of up to 1,250,000 shares of Common Stock, $.01 par value (the "Common Stock"), including up to 236,250 shares of Common Stock solely to cover over-allotments; and (b) the issuance by the Company to Fahnestock & Co. Inc. and Southeast Research Partners Inc. (the "Underwriters") of warrants (the "Underwriters' Warrants") to purchase up to 157,500 share of Common Stock, pursuant to a registration statement on Form S-2, as amended (the "Registration Statement"), originally filed by the Company with the Securities and Exchange Commission on February 25, 1998, pursuant to the Securities Act of 1933, as amended.

          The shares of Common Stock issuable pursuant to the above proposed public offering are hereinafter referred to as the "Company Shares." The shares of Common Stock issuable upon exercise of the Underwriters' Warrants are hereinafter referred to as the "Underwriters' Warrant Shares." The Company Shares, the Underwriters' Warrants and the Underwriters' Warrant Shares are hereinafter referred to as the "Securities."

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          In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-Laws of the Company, as amended, the form of Underwriting Agreement, and the form of Underwriters' Warrant filed as exhibits to the Registration Statement, your records of corporate proceedings, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the accuracy and completeness of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to such opinions which we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Company, public officials or others.

          Based upon the foregoing, we are of the opinion that:

          1. The Company has been duly organized and is validly existing and in good standing under the laws of the State of New York.

          2. The sale and issuance of the Securities have been duly authorized by the Board of Directors of the Company, and the Company Shares and the Underwriters' Warrant Shares, when issued and paid for, as contemplated by the Registration Statement and as provided for in the Underwriters' Warrants, as the case may be, will be validly issued, fully paid and non-assessable, and no personal liability will attach to the ownership thereof, except as provided in
Section 630 of the New York Business Corporation Law.

          We hereby consent to the reference of our name in the Registration Statement under the caption "Legal Matters" and further consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder, or that we are "experts" within the meaning of the Securities Act or such rules and regulations.

                                   Very truly yours,


                                   Schoeman, Marsh & Updike, LLP





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